PROMISSORY NOTE

$500,000.00 July 28, 2004

FOR VALUE RECEIVED, the undersigned, promises to pay to the order of Stephen A. Witzer, Trustee U/A dated February 7, 1985 whose address is 4129 Higel Avenue, Sarasota, FL 34242 or such other place as the holder hereof may designate in writing, hereinafter referred to as "Lender", in lawful money of the United States of America, the principal sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) together with interest at the rate of fifteen percent (15%) per annum on the unpaid principal balance remaining from time to time, said sum payable as follows:

> Monthly payments of interest only, commencing August 28th 2004 and continuing on the 28th of every month thereafter until July 28, 2005 (maturity date), at which time the entire remaining principal and all accrued and unpaid interest are due in full.

All payments on this Note shall be applied first to payment of interest and then to payment of principal. Interest calculations shall be based on a 360-day calendar year. If any payment is not made in full within fifteen (15) days after the same is due, the holder of this Note shall have the option to declare the entire principal and accrued interest immediately due and payable without notice. Failure to exercise said option shall not constitute a waiver of the subsequent right to exercise same.

If, for any reason, any payments under this Note are not made by the end of ten (10) calendar days after the due date, a late charge of five percent (5%) of such delinquent payment will be made. This default charge shall not be construed as interest, but represents reimbursement of reasonable expenses for collecting said payment.

Each of us, whether maker, surety, guarantor or endorser, hereby severally waives all rights of homestead exemption, and of presentment, demand for payment, protest, notice of protest and notice of dishonor; consents that this Note or any part hereof may, from time to time, be extended or renewed without notice for any period (whether or not longer than the original period of this Note); agrees that the exchange, release, surrender or sale of all or any property or collateral which may be given to secure the repayment of this Note shall not release or discharge any party obligated hereunder; agrees that the release of any party liable upon or in respect of this note shall not release any other such party; and hereby agrees to pay, in the event of a default, all costs, expenses, and reasonable attorneys' fees incurred in the collection hereof including those costs, expenses and reasonable attorneys' fees incurred in appellate proceedings. While in default, this Note and accrued interest shall bear interest at a rate of eighteen (18%) per annum without notice. Notwithstanding the doctrine of merger or any contrary language contained herein, the parties agree that, in the event of a default, the default interest rate shall continue and shall apply to any judgment or decree in lieu of the statutory interest

rate.

Infinium Labs, Inc.
A Delaware Corporation

By______________________
Timothy Roberts, CEO and Chairman

STATE OF FLORIDA)
COUNTY OF SARASOTA)

On this day 28 of July 2004, personally appeared before me Timothy Roberts as Guarantor, CEO and Chairman of Infinium Labs, Inc. who: [__] is personally known to me, or [__] produced ____________________ as identification, and who acknowledged that they executed the foregoing document for the purposes therein contained.

REBECCA J. TESLER
MY COMMISSION # DD 292158
EXPIRES: February 18, 2008

Notary Public
Name______________________
Commission No.______________________

Documentary Stamps in the amount of $1750.00 and Intangible Taxes in the amount of $1000.00 were paid hereon at the time of the recording of the Mortgage securing this Note.

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